EXHIBIT 23.1

Consent of Ernst & Young, Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Sequenom, Inc. to be filed on or about March 17, 2004 and to the incorporation by reference therein of our report dated February 26, 2004, with respect to the consolidated financial statements of Sequenom, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/    Ernst & Young

San Diego, California

March 12, 2004